Exhibit 99.1

Horizon Lines Announces Fuel Surcharge Increase for Hawaii & Guam Cargo Effective January 2006

HONOLULU, HI (December 15, 2005)-Horizon Lines, LLC (Horizon Lines) announced today that it will file an increase with the Surface Transportation Board to raise its fuel surcharge for the Hawaii and Guam trades by 2% to 15%, effective January 2, 2006. The filings apply to Tariffs HRZD 468, HRZD 353 and HRZD 961 which govern shipments moving between the continental U.S. and Hawaii and Guam as well as inter-island shipments.

“Increases in the cost of petroleum products impact all commercial concerns yet perhaps most visible are the affects on transportation” said Brian Taylor, vice president and general manager of Hawaii and Micronesia. “Fuel surcharges are necessary to defray increases in vessel bunker fuels but also increases in the fuels required to power yard equipment, tractors and other shore side equipment. Horizon Lines will continue to focus on efficiency and process improvement as a means to help combat further increases in petroleum market costs.”

The company said it will continue to monitor fuel costs and publish updates to the fuel surcharge for Hawaii and Guam on a quarterly basis, or at such time as a significant change in fuel costs warrant an adjustment.

About Horizon Lines

Based in Charlotte, NC, Horizon Lines, LLC is the nation’s leading Jones Act container shipping and integrated logistics company, operating 16 U.S.-flag vessels on routes linking the continental United States with Alaska, Hawaii, Guam, and Puerto Rico. Horizon Lines maintains offices throughout the continental United States and operates port terminals in Anchorage, Kodiak and Dutch Harbor, Alaska; Honolulu, Hawaii; and San Juan, Puerto Rico. Horizon Lines also owns Horizon Services Group, an organization with a diversified offering of cargo management and tracking services being marketed to shippers, carriers, and other supply chain participants.

Contact: Brian Taylor, Horizon Lines, Honolulu, HI. 808-842-5386